Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERCOMMERCE INC.

EverCommerce Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.            The name of the Corporation is EverCommerce Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 29, 2016 under the name PaySimple Holdings, Inc., which was amended and restated on October 14, 2016, further amended on December 22, 2017, amended and restated on August 23, 2019, further amended on November 9, 2020, December 14, 2020 and March 10, 2021 and further amended and restated on May 5, 2021.

2.            This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3.            The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Certificate of Incorporation to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, EverCommerce Inc. has caused this Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on [ ● ], 2021.

EverCommerce Inc., a Delaware corporation

By:
Name:	Lisa Storey
Title:	General Counsel and Secretary

[Signature Page to EverCommerce Inc. Certificate of Incorporation]

EXHIBIT A

ARTICLE I

The name of the corporation is EverCommerce Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,050,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”).

ARTICLE V

The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.   Common Stock.

1.    General.   The voting, dividend, liquidation and other rights, preferences and powers of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.    Voting.     Except as otherwise provided herein or expressly required by law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Common Stock, as such, shall have the right to one (1) vote per share of Common Stock held of record by such holder. Except as otherwise provided herein or required by law, the holders of shares of Common Stock shall (a) be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), and (b) be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation (as defined herein)) or pursuant to the DGCL. There shall be no cumulative voting.

3.    Dividend Rights. Subject to applicable law and the preferential or other rights of any holders of Preferred Stock then outstanding, the holders of Common Stock, as such, shall be entitled to receive, pro rata in accordance with the number of shares of Common Stock held by each stockholder, the payment of dividends on the Common Stock when, as and if declared by the Board of Directors from time to time out of the assets or funds legally available therefor in accordance with applicable law.

4.    Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding and after payment or provision for payment of the debts and other liabilities of the Corporation, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

               B.   Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.           General Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.           Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors and subject to (i) the terms of the Stockholders Agreement, dated [●], 2021, by and among the Corporation and the Sponsor Stockholders (as defined below) (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Sponsor Stockholders Agreement”) and (ii) the terms of the Stockholders Agreement, dated [ ● ], 2021, by and between the Corporation and Eric Remer (“Remer”) (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Management Stockholders Agreement” and together with the Sponsor Stockholders Agreement, the “Stockholders Agreements”), the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C.           Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the time at which the initial classification of the Board of Directors becomes effective. At each annual meeting of stockholders of the Corporation following the time at which the initial classification of the Board of Directors becomes effective, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Board of Directors is authorized to assign members of the Board of Directors already in office to a class at the time the initial classification of the Board of Directors becomes effective.

D.           Term and Removal. Subject to (i) the rights of the holders of any series of Preferred Stock to elect directors (ii) the nomination rights granted to the Sponsor Stockholders (as defined below) and Remer pursuant to the Stockholders Agreements, each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time either with or without cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that from and after the time when the PEP Stockholders (as defined below) and the Silver Lake Stockholders (as defined below) (together, the “Sponsor Stockholders”) first cease to beneficially own, in the aggregate, a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation (a “Sponsor Trigger Event”), the Board of Directors or any individual director may be removed from office only for cause. For purposes of this Certificate of Incorporation (i) the “PEP Stockholders” shall mean Providence Strategic Growth II L.P., Providence Strategic Growth II-A L.P., Providence Strategic Growth III L.P., Providence Strategic Growth III-A L.P., PSG PS Co-Investors L.P. and their Permitted Sponsor Transferees (as defined in the Sponsor Stockholders Agreement) and (ii) the “Silver Lake Stockholders” shall mean SLA CM Eclipse Holdings, L.P., SLA Eclipse Co-Invest, L.P. and their Permitted Sponsor Transferees (as defined in the Sponsor Stockholders Agreement).

E.           Vacancies and Newly Created Directorships. Subject to (i) the rights of the holders of any series of Preferred Stock to elect directors and (ii) the nomination rights granted to the Sponsor Stockholders (as defined above) and Remer pursuant to the Stockholders Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification or removal of any director (including pursuant to the Stockholders Agreements) or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders, including, for avoidance of doubt, the Sponsors and/or Remer pursuant to the applicable director nomination rights under the Stockholders Agreements. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

F.            Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect directors, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect additional directors, the number of directors to be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically increased by such number of directors to be elected by the holders of any such series of Preferred Stock and each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

G.           Vote by Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A.           Consent of Stockholders In Lieu of Meeting. Subject to the rights of the holders of any series of Preferred Stock and the provisions of the Sponsor Stockholders Agreement prior to the occurrence of the Sponsor Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted, and (2) delivered to the Corporation in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock, at any time after the occurrence of the Sponsor Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting.

B.           Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Chairperson of the Board of Directors (if any), (ii) the Chief Executive Officer or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, and shall not be called by any other person or persons.

C.           Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. Notwithstanding the foregoing, this Article X shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

ARTICLE XI

A.           To the fullest extent permitted by law and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor Stockholders, or their respective affiliates (other than the Corporation and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also an employee of the Corporation or its subsidiaries), or any director or stockholder who is not employed by the Corporation or its subsidiaries (each such person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person.

B.           To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

C.           To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.

D.           Any amendment, repeal or modification of this Article XI, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article XI, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption.

ARTICLE XII

A.           Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

B.           Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Corporation shall not engage in any Business Combination (as defined below) with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

a.

prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

b.

upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

c.

at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock which is not owned by such Interested Stockholder.

C.   The restrictions contained in the foregoing Section B of Article XII shall not apply if:

a.

a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder and (ii) would not, at any time, within the three-year period immediately prior to the Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership, or

b.

the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section C(b) of Article XII, (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section C(b) of Article XII.

D.           For purposes of this Article XII, references to:

a.	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

b.

“associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

c.

“Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Part B of this Article XII is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

d.	“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

 e.    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner of 15% or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate or associate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and associates of such Person. Notwithstanding anything in this Article XII to the contrary, the term “Interested Stockholder” shall not include: (1) (a) SLA CM Eclipse Holdings, L.P., SLA Eclipse Co-Invest, L.P., and (b) Providence Strategic Growth II L.P., Providence Strategic Growth II-A L.P., Providence Strategic Growth III L.P., Providence Strategic Growth III-A L.P., PSG PS Co-Investors L.P., or any of the respective Permitted Sponsor Transferees (as defined in the Sponsor Stockholders Agreement), Affiliates or associates of the foregoing, including any investment funds managed by such Persons (collectively, the “Investors”), or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, (2) any other Person who acquires voting stock of the Corporation directly from an Investor in accordance with the Sponsor Stockholders Agreement, (3) any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering or (4) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (4) such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person.

f.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or associates:

i.	beneficially owns such stock, directly or indirectly; or

ii.

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

iii.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection ii. above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

g.	“Person” means any individual, corporation, partnership, unincorporated association or other entity.

h.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

i.

“voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XIII

A.           Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation and subject to the terms of the Sponsor Stockholders Agreement, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles V, VI, VII, VIII, XI, XII and XIII.

B.           Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

C.           Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.